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                     May 6, 2024

       James W. Peters
       Chief Financial Officer
       WHIRLPOOL CORP /DE/
       2000 North M-63
       Benton Harbor, MI 49022

                                                        Re: WHIRLPOOL CORP /DE/
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 14,
2024
                                                            File No. 001-03932

       Dear James W. Peters:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing